March 12, 2010

The Board of Directors
Cohu, Inc.
12367 Crosthwaite Circle
Poway, CA 92064

Dear Sirs:

Effective today, I am resigning from the Cohu, Inc. Board of Directors. My resignation is not related to any disagreement with Cohu, Inc., its Board of Directors or its management.

I have enjoyed my 38 year association with Cohu and wish you and the company well.

Sincerely,

/s/ Charles A. Schwan